Exhibit (a)(5)(A)

Company Contact	Information Agent:	IR Agency Contact

Shirley Nakar - Orgad Director, Investor Relations AudioCodes Tel: +972-3-976-4000 shirley@audiocodes.com	Alliance Advisors LLC 200 Broadacres Drive, 3rd Fl. Bloomfield, NJ 07003 U.S. and Canada: +1-855-325-6673 International: +1-973-873-7780	Philip Carlson/Collin Dennis KCSA Strategic Communications Tel: +1-212-896-1233 audc@kcsa.com

AudioCodes Commences Cash Self-Tender Offer to Purchase up to 3,000,000 of its Ordinary Shares

Lod, Israel – June 16, 2016 - AudioCodes (NASDAQ: AUDC) Press Release

Details

AudioCodes, a leading provider of converged voice solutions that enable enterprises and service providers to transition to all-IP voice networks, today announced that it is commencing a self-tender offer to purchase up to 3,000,000 ordinary shares of AudioCodes, nominal (par) value NIS 0.01 per share, at a price of $4.35 per share, net to the seller in cash, less any applicable withholding taxes, and without interest, upon the terms of, and subject to the conditions set forth in, an Offer to Purchase, dated June 16, 2016 and the related Letter of Transmittal, to be filed today with the U.S. Securities and Exchange Commission (SEC) and with the Israeli Securities Authority (ISA). The maximum amount of ordinary shares subject to this tender offer represent, as of June 13, 2016, approximately 8.2% of AudioCodes’ issued and outstanding shares (excluding 18,732,638 shares held as treasury shares) and of its voting power.

As of June 13, 2016, there were 36,382,167 AudioCodes shares issued and outstanding (excluding 18,732,638 AudioCodes shares held as treasury shares). As a result, if AudioCodes purchases the maximum of 3,000,000 shares subject to the tender offer, it would have 33,382,167 shares issued and outstanding, excluding shares held as treasury shares.

On June 15, 2016, the last full trading day on NASDAQ and on the Tel Aviv Stock Exchange before commencement of the tender offer, the closing sale price of AudioCodes’ ordinary shares was $3.83 per share on NASDAQ and NIS 14.50 per share ($3.74 based on an exchange rate of NIS 3.875 per U.S. dollar as of June 15, 2016) on the Tel Aviv Stock Exchange.

The offer period and withdrawal rights are scheduled to expire at 10:00 a.m., New York time, or 5:00 p.m., Israel time, on July 20, 2016, unless the offer period is extended by AudioCodes.

Shareholders may tender all or a portion of their AudioCodes shares. The offer is being made to all shareholders of AudioCodes and is not conditioned on any minimum number of AudioCodes shares being tendered. If the aggregate number of AudioCodes shares that are validly tendered and not properly withdrawn prior to the completion of the offer period (as may be extended by AudioCodes) does not exceed the maximum of 3,000,000 AudioCodes shares subject to the tender offer, AudioCodes will, on the terms and subject to the conditions of the offer, purchase all of the AudioCodes shares so tendered unless AudioCodes elects to terminate the offer. If more than an aggregate of 3,000,000 AudioCodes shares are validly tendered and not properly withdrawn in the United States and Israel, AudioCodes will purchase a pro rata number of AudioCodes shares from all tendering shareholders, so that AudioCodes would purchase no more than 3,000,000 AudioCodes shares. The offer is not conditioned on the availability of financing.

AudioCodes Commences Cash Self-Tender Offer to Purchase up to 3,000,000 of its Ordinary Shares	Page 1 of 3

The complete terms and conditions of the offer, including important U.S. and Israeli income and withholding tax considerations relating to the offer, are contained in the Offer to Purchase included as an exhibit to the Tender Offer Statement on Schedule TO-I filed today with the SEC and with the ISA. American Stock Transfer & Trust Company, LLC is the U.S. Depositary for the offer and Mizrahi Tefahot Bank, Ltd. is the Israeli Depositary for the offer.

Additional Information and Where to Find It

THIS IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY AUDIOCODES SHARES. THE TENDER OFFER THAT IS DESCRIBED IN THIS PRESS RELEASE WILL ONLY BE MADE THROUGH THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED TENDER OFFER DOCUMENTS. ALL HOLDERS OF AUDIOCODES SHARES SHOULD READ THE TENDER OFFER MATERIALS, WHICH ARE BEING FILED TODAY BY AUDIOCODES WITH THE SEC AND THE ISA.

HOLDERS OF AUDIOCODES SHARES SHOULD READ THE TENDER OFFER MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER. IMPORTANT DISCLOSURE RELATING TO TAX CONSIDERATIONS APPLICABLE TO THE TENDER OFFER, INCLUDING AS TO A TAX RULING IN ISRAEL THAT AUDIOCODES RECEIVED WITH RESPECT TO THE WITHHOLDING TAX RATES APPLICABLE TO THE OFFER, IS INCLUDED IN THE OFFER TO PURCHASE. SHAREHOLDERS ARE URGED TO REVIEW THIS DISCLOSURE CAREFULLY AND TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF TENDERING SHARES IN THE TENDER OFFER.

THE TENDER OFFER MATERIALS AND OTHER FILED DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV AND ON THE ISA’S WEBSITE AT HTTP://WWW.MAGNA.ISA.GOV.IL, AND WILL ALSO BE MADE AVAILABLE WITHOUT CHARGE TO ALL SHAREHOLDERS BY CONTACTING ALLIANCE ADVISORS LLC, THE INFORMATION AGENT, AT THE ADDRESS OR TELEPHONE NUMBER SET FORTH BELOW. SHAREHOLDERS ARE URGED TO READ THESE MATERIALS CAREFULLY BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

Information Agent:

Alliance Advisors LLC

200 Broadacres Drive, 3rd Fl.

Bloomfield, NJ 07003

U.S. and Canada: +1-855-325-6673 (Toll-Free)

International: +1-973-873-7780 (Collect)

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About AudioCodes

AudioCodes Ltd. (NASDAQ, TASE: AUDC) designs, develops and sells advanced Voice-over-IP (VoIP) and converged VoIP and Data networking products and applications to Service Providers and Enterprises. AudioCodes is a VoIP technology market leader, focused on converged VoIP and data communications, and its products are deployed globally in Broadband, Mobile, Enterprise networks and Cable. The Company provides a range of innovative, cost-effective products including Media Gateways, Multi-Service Business Routers, Session Border Controllers (SBC), Residential Gateways, IP Phones, Media Servers, Value Added Applications and Professional Services. AudioCodes’ underlying technology, VoIPerfectHD™, relies on AudioCodes’ leadership in DSP, voice coding and voice processing technologies. AudioCodes’ High Definition (HD) VoIP technologies and products provide enhanced intelligibility and a better end user communication experience in Voice communications. For more information on AudioCodes, visit http://www.audiocodes.com.

Statements concerning AudioCodes' business outlook or future economic performance; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are "forward-looking statements'' as that term is defined under U.S. Federal securities laws. Forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. These risks, uncertainties and factors include, but are not limited to: the effect of global economic conditions in general and conditions in AudioCodes' industry and target markets in particular; shifts in supply and demand; market acceptance of new products and the demand for existing products; the impact of competitive products and pricing on AudioCodes' and its customers' products and markets; timely product and technology development, upgrades and the ability to manage changes in market conditions as needed; possible need for additional financing; the ability to satisfy covenants in the Company’s loan agreements; possible disruptions from acquisitions; the ability of AudioCodes to successfully integrate the products and operations of acquired companies into AudioCodes’ business; and other factors detailed in AudioCodes' filings with the U.S. Securities and Exchange Commission. AudioCodes assumes no obligation to update the information in this release.

©2016 AudioCodes Ltd. All rights reserved. AudioCodes, AC, HD VoIP, HD VoIP Sounds Better, IPmedia, Mediant, MediaPack, What’s Inside Matters, OSN, SmartTAP, VMAS, VoIPerfect, VoIPerfectHD, Your Gateway To VoIP, 3GX, VocaNom, AudioCodes One Voice and CloudBond are trademarks or registered trademarks of AudioCodes Limited. All other products or trademarks are property of their respective owners. Product specifications are subject to change without notice.

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